EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-41542 and No. 333-72036) pertaining to the 1999 Equity Participation Plan of Golden Telecom, Inc. and in the Post Effective Amendment No. 1 (Form S-3 No. 333-39260) to Registration Statement on Form S-1 of Golden Telecom, Inc. and in the related Prospectus of our reports dated March 15, 2006, with respect to the consolidated financial statements and schedule of Golden Telecom, Inc., Golden Telecom, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Golden Telecom, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLC
Moscow, Russia
March 15, 2006